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                                 EXHIBIT 99.4

FOR IMMEDIATE RELEASE                                        Douglas L. Lowell
                                                             Corporate Relations

                 TRIMARK HOLDINGS, INC. RECEIVED NASDAQ LETTER
                             REGARDING PUBLIC FLOAT

     June 19, 1998, Los Angeles...Trimark Holdings, Inc. (TMRK - NASDAQ/NNM) reported that it has received a letter from The NASDAQ Stock Market, Inc. that the market value of the public float (as calculated under NASDAQ rules) of the Company's common stock does not meet the NASDAQ National Market $5,000,000 maintenance standard. The Company must remedy this public float deficiency for a period of 10 consecutive days by September 2, 1998 in order to maintain listing on the NASDAQ National Market System. Currently the Company's common stock is concentrated in the hands of founders and a registered investment advisor, which has decreased the public float of common stock. If the Company is delisted, the liquidity of its common stock may be adversely affected. The Company is presently assessing different options available to it to achieve compliance with the maintenance standard and is unable to predict whether the Company will be able to satisfy the public float test by September 2, 1998. If the Company is unable to achieve compliance, NASDAQ has informed the Company that the Company may seek further procedural remedies including a hearing, which could stay the delisting of the common stock.

     Except for the historical information contained herein, certain matters discussed in this news release are forward looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements expressed or implied by such forward looking statements. Other matters, uncertainties and risks are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended June 30, 1997 and the Form 10-Q for the quarter ended March 31, 1998.

     Trimark Holdings, Inc., is a broad-based entertainment company which acquired, produces and distributes motion pictures domestically and internationally under the Trimark Pictures banner; licenses to the broadcast industry under the Trimark Television moniker; and distributes to the domestic home video market under the Trimark Home Video label.